Exhibit 10.42

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to the Employment Agreement effective February 28, 2019 (the “Second Amendment”) modifies the Employment Agreement (the “Agreement”) by and between Famous Dave’s of America, Inc., a Minnesota Corporation (the “Company”), and Jeffery Crivello (“Executive”) effective November 14, 2017 and the Amendment to Employment Agreement (the “First Amendment”) effective January 29, 2018.  This Second Amendment is made in accordance with Section 9(c) of the Agreement.  All of the capitalized terms not otherwise defined in this Second Amendment have the same respective meanings as contained in the Agreement and the First Amendment.  The provisions of the Agreement and the First Amendment that are not modified by this Second Amendment shall remain in full force and effect pursuant to their terms.  To the extent there is a conflict between the language in this Second Amendment and the First Amendment or the Agreement, the language in this Second Amendment shall be controlling.

1. Bonus. The Bonus provision in Section 3(b) of the Agreement and Section 1 of the First Amendment is deleted in its entirety and replaced with the following provision:

Bonus:   Executive shall receive a grant in the amount of 180,000 shares of the Company’s restricted stock under the 2015 Equity Incentive Plan, as amended (the “Restricted Stock”).  The Restricted Stock shall vest in equal monthly installments over 48 months beginning on the date Executive signs the Second Amendment.  If the Company is sold, merged or otherwise acquired or transferred, all Restricted Stock will immediately vest. Further, in the event the Company enters into  an acquisition that requires the Company to issue additional shares of stock, at the Board’s sole discretion, but not less than 12 months following the closing of such transaction, Executive shall receive additional stock in an amount equal to 2% of the shares issued in such transaction, and such shares shall immediately vest upon grant. Such shares will be granted pursuant to the 2015 Equity Incentive Plan or successor incentive plan.  Any and all grants of Restricted Stock under this section shall also be subject to the Company’s Restricted Stock Agreement.

Executive shall also be eligible to receive a discretionary cash bonus up to 50% of Base Salary.

IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the day and year first above written.

/ ________________________________ Paul Malazita Chief Financial Officer
FAMOUS DAVE’S OF AMERICA, INC. By: __/s/ Paul Malazita____________ Name:Paul Malazita Title: Chief Financial Officer	EXECUTIVE __/s/ Jeffery Crivello___________ Jeffery Crivello